Exhibit 99.1

CONTACT:
WeissComm Partners
Julio Cantre, 415-946-1055
jcantre@wcpglobal.com

Alsius Corporation Reports Record Second Quarter 2008 Financial Results and Business Progress

Achieves $3 million quarterly revenue milestone for the first time in company history

U.S. revenues increase 60 percent versus second quarter last year

IRVINE, Calif., August 7, 2008 -- Alsius Corporation (Nasdaq: ALUS), the worldwide leader in intravascular temperature management (IVTM™) therapies for critically ill patients, today reported on its financial results and business progress for the second quarter and six months ended June 30, 2008.

Revenue for the second quarter of 2008 increased 20 percent to $3.0 million, compared to $2.5 million in the second quarter of 2007. Revenue for the six months ended June 30, 2008 increased 22 percent to $5.5 million, compared to $4.5 million for the same period in 2007. The increase in revenue in the quarter and six months ended June 30, 2008 was attributable primarily to increased sales in the U.S., where revenue grew 60 percent in the second quarter 2008 and 51 percent in the first half of 2008, compared to the same respective periods in 2007.

"We are proud to report the strongest quarter and half-year in Alsius history, which is a direct result of our investment in creating awareness in the U.S. of our leading intravascular temperature management solutions," said Bill Worthen, President and CEO of Alsius. “We remain excited because, in addition to our revenue increases, our pipeline of leads continued to grow last quarter, reflecting greater interest among U.S. critical care specialists. The increase in our pipeline is an important factor as we strive to penetrate the critical care market with our IVTM solution"

Additional Second Quarter and First Half 2008 Financial Results

In the second quarter of 2008, gross profit was $0.96 million, compared to $0.33 million in the second quarter of 2007. In the first half of 2008, gross profit was $1.5 million, compared to $0.41 million for the same period in 2007.

As a percentage of revenue, cost of revenue decreased to 68 percent of sales for the second quarter 2008, from 87 percent of sales for the second quarter of 2007. As a percentage of revenue, cost of revenue decreased to 72 percent of sales for the first half of 2008, from 91 percent of sales for the first half of 2007. The percentage decrease was primarily due to the realization of cost reduction programs and higher average selling prices as a result of an increase in sales in the U.S.

Total operating expenses in the second quarter of 2008 were $5.6 million compared to $4.0 million for the second quarter of 2007.  Included in the second quarter 2008 expenses were non-cash, stock compensation expenses of $0.88 million, compared to $0.11 million for the same period in 2007.  Total operating expenses in the first half of 2008 were $11.6 million compared to $8.3 million for the same period in 2007.  Included in the first half of 2008 expenses were non-cash, stock compensation expenses of $1.9 million, compared to $0.23 million for the same period in 2007. The increase in total operating expenses for the second quarter of 2008 was primarily attributable to the growth in Alsius' direct sales force and marketing activities to support worldwide market expansion.

The net loss for the second quarter of 2008 decreased to $4.7 million, or $0.22 per share, from $5.0 million, or $0.42 per share, for the second quarter of 2007.  The net loss for the first half of 2008 decreased to $10.2 million, or $0.49 per share, from $11.3 million, or $0.99 per share, for the same period in 2007.

Cash and cash equivalents were $13.3 million at June 30, 2008, compared to $18.5 million at March 31, 2008, and $24.4 million at December 31, 2007. Cash used for operating activities during the first half of 2008 was $9.2 million.  In addition, the company repaid $1.6 million of debt during the first half of 2008.

"Revenues from our products in the U.S. continued to grow as a percentage of overall revenue during the second quarter and first half of 2008, compared to last year," added Mr. Worthen. "In Europe, where we sell through a network of distributors, we expect our growth rate in 2008 to exceed our rate of growth in 2007."

Recent Highlights and Accomplishments

-	Sales achievements
o	Increased the cumulative number of systems installed worldwide, with more than 675 Alsius IVTM systems currently installed in over 330 hospitals.
o	Encouraged greater U.S. adoption of the newest IVTM system in Alsius’ product line, the Thermogard XP™, representing over 70 percent of systems sold in the U.S. in the second quarter of 2008.
o
Awarded contracts by three major hospital group purchasing organizations (GPO), including MedAssets Supply Chain Systems, HealthTrust Purchasing Group, LP and Premier Purchasing Partners, L.P., to provide its intravascular temperature management products to their respective hospital networks, bringing the total number of GPO contracts to five.

-	Increased market awareness
o
Generated a record number of new pipeline leads at the annual meeting of the American Association of Critical Care Nurses/NTI, where Alsius sponsored eight clinical education presentations on the use of IVTM, and hosted a reception featuring special guest, former NFL Buffalo Bills player Kevin Everett, which was attended by more than 1000 nurses.

o	Hosted clinical discussions, at medical conferences worldwide, highlighting cases and studies in which Alsius IVTM was used across a variety of clinical applications.
o	Hosted the second in a series of educational webinars titled, “The Challenge of Temperature Management: The Nurse’s Role,” in which nurses from more than 200 hospital sites participated.

-	Corporate progress
o
Appointed Gregory J. Tibbitts as interim chief financial officer.  Mr. Tibbitts most recently served as chief financial officer of Cryocor, Inc., a medical device company focused on cardiology that was acquired earlier this year by Boston Scientific Corporation.

About Alsius

Alsius, headquartered in Irvine, Calif., is a medical device company that develops, manufactures and sells proprietary products to precisely control patient temperature in hospital critical care settings. Controlling body temperature, through cooling and warming, is becoming the standard of care for patients in select critical conditions and those undergoing a variety of surgical procedures. Alsius markets a comprehensive suite of catheter-based intravascular temperature management products that address the need for effective, accurate, easy-to-use and cost-effective control of body temperature in critical care patients. For more information, visit http://www.alsius.com.

Safe Harbor

This press release may contain statements regarding plans and expectations for the future that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking. Such forward looking statements, based upon the current beliefs and expectations of Alsius' management, are subject to risks and uncertainties, which could cause actual results to differ materially from those described in the forward-looking statements. The information set forth herein should be read in light of such risks. Additional information concerning such risks and uncertainties are contained in Alsius' filings with the Securities and Exchange Commission, which can be accessed electronically on the Securities and Exchange Commission website at http://www.sec.gov or on the Investor Relations section of Alsius' website at http://www.alsius.com.

ALSIUS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited, in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenue	$3,022	$2,500	$5,525	$4,525
Cost of revenue	2,065	2,169	3,976	4,114
Gross margin	957	331	1,549	411

Operating expenses:
Research and development	983	723	2,179	1,592
Sales and marketing	3,307	2,634	6,549	5,033
General and administrative	1,283	636	2,856	1,721
Total operating expenses	5,573	3,993	11,584	8,346
Loss from operations	(4,616)	(3,662)	(10,035)	(7,935)
Interest income	52	41	187	53
Interest expense	(170)	(1,488)	(383)	(3,355)
Other income (expense)	—	150	—	(81)
Net loss	$(4,734)	$(4,959)	$(10,231)	$(11,318)
Net loss per share- basic and diluted	$(0.22)	$(0.42)	$(0.49)	$(0.99)
Weighted average shares outstanding-basic and diluted	21,076,134	11,853,122	20,750,445	11,416,089

ALSIUS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited, in thousands, except share data)

	June 30, 2008	December 31, 2007
ASSETS
Current Assets:
Cash and cash equivalents	$13,296	$24,427
Accounts receivable, net of allowances of $36 and $44	2,277	2,162
Inventories	5,885	6,680
Prepaid expenses	287	284
Total current assets	21,745	33,553
Property and equipment, net	1,171	1,034
Evaluation equipment, net	1,062	673
Other assets	280	342
TOTAL	$24,258	$35,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$956	$2,732
Accrued liabilities	1,723	1,916
Current portion of long-term debt	3,215	3,200
Current portion of capital lease obligations	26	25
Total current liabilities	5,920	7,873
Long-term debt –less current portion	2,065	3,569
Capital lease obligations	69	82
Other liabilities	62	66
Total liabilities	8,116	11,590

Commitments and Contingencies (Note 11)

Shareholders’ Equity :
Preferred stock, $0.0001 par value—1,000,000 shares authorized; no shares issued or outstanding	—	—
Common stock, $0.0001 par value—75,000,000 shares authorized; 21,076,134 and 18,253,500 shares issued and outstanding at June 30, 2008 and December 31, 2007, respectively	2	2
Additional paid-in capital	124,598	122,237
Accumulated deficit	(108,458)	(98,227)
Total shareholders’ equity	16,142	24,012
TOTAL	$24,258	$35,602

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